Exhibit 10(a)

EXECUTION COPY

UNIT PURCHASE AGREEMENT

          This Agreement (the “Agreement”) is entered into as of the close of business on July 25, 2011 by and among REX NuGen LLC, a South Dakota limited liability company (“REX”) and Central Farmers Cooperative, a South Dakota Cooperative (“CFC”). REX and CFC are referred to collectively herein as the “Parties.”

          A.          CFC currently owns 51,051 Class A membership interest units (“Class A Units”) of NuGen Energy, LLC (“NuGen”), and REX currently owns 49,049 Class A Units (herein sometimes referred to as the “Minority Units”), which together constitute all of the outstanding Class A Units of NuGen. NuGen owns and operates a 100 MGY anhydrous ethanol refinery and production facility located in Turner County, South Dakota.

          B.          REX has agreed to purchase from CFC, and CFC has agreed to sell to REX, all Class A Units owned by CFC (sometimes referred to herein as the “Purchased Units”).

          Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

ARTICLE I
DEFINITIONS

          1.1 Defined Terms. In addition to all other terms defined elsewhere in this Agreement, the following capitalized terms have the meanings set forth below:

“Class A Units” has the meaning set forth in the Recital A above of this instrument.

“Closing” shall have the meaning set forth in the first paragraph of Article VII of this Agreement

“Dougherty” means Dougherty Funding, LLC, a Delaware limited liability company, and the lender of record to NuGen under the Revolving Loan and the Term Loan.

“Employee Benefit Plan” shall mean an employee benefit plan as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a plan as defined in Section 4975(e)(1) of the IRC.

“Environmental Laws” shall mean all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean each person (as defined in section 3(9) of ERISA) that together with NuGen would be deemed to be a “single employer” within the meaning of section 414(b),(c), (m) or (o) of the IRC.

“GAAP” shall mean generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, provided, however, that interim financial statements or reports shall be deemed in compliance with GAAP despite the absence of footnotes and fiscal year-end adjustments as required by GAAP.

“Hazardous Substances” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any governmental authority or for which any duty or standard of care is imposed pursuant to, any Environmental Law.

“Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, service marks and trademarks, and all registrations and applications for registration therefore and all licensees thereof, trade names, domain names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time.

“Lien” shall mean, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge, claim or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

“Material Adverse Effect” shall mean a material adverse effect on the business, operations, property, assets, liabilities or financial condition taken as a whole, or a material adverse effect on the ability of CFC or NuGen to perform its obligations.

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which NuGen or any ERISA Affiliate contributes or is obligated to contribute.

“Operating Agreement” shall have the meaning ascribed to it in Section 2.5.

“Pension Plan” shall mean an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the IRC, and that is maintained by NuGen or an ERISA Affiliate for employees.

“Permitted Liens” shall mean those Liens mutually agreed to by REX and CFC which are set forth on Schedule 1.1 hereto and Liens permitted pursuant to the Revolving Loan and Term Loan.

“Person” shall mean any natural person, partnership, limited liability company, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity; whether acting in an individual, fiduciary or other capacity.

“Reportable Event” means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.

“Revolving Loan” shall mean that certain Revolving Credit and Security Agreement dated July 23, 2009 between NuGen and Dougherty, as the same has been or may be amended.

“Solvent” shall mean that (i) the sum of the assets of such Person, both at a fair valuation and at present fair salable value, will exceed its liabilities, including contingent liabilities, (ii) such Person will have sufficient capital with which to conduct its business as presently conducted and as proposed to be conducted and (iii) such Person has not incurred debts, and does not intend to incur debts, beyond its ability to pay such debts as they mature. For purposes of this definition, “debt” shall mean any liability on a claim, and “claim” shall mean (x) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (y) a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured. With respect to any such contingent liabilities, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

“Term Loan” shall mean that certain Loan and Security Agreement dated July 23, 2009 between NuGen and Dougherty, as the same has been or may be amended.

“Transaction Documents” shall mean this Agreement and any other agreements, instruments or documents entered into pursuant to this Agreement.

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of South Dakota.

          1.2 Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements previously furnished to REX pursuant to this Agreement were made and prepared, both as to classification of items and as to amounts, in accordance with sound accounting practices and GAAP.

          1.3 Other Terms Defined in UCC. All other capitalized words and phrases used herein and not otherwise specifically defined herein shall have the respective meanings assigned to such terms in the UCC, to the extent the same are used or defined therein.

          1.4 Other Interpretive Provisions.

          (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) The term “including” is not limiting, and means “including, without limitation”.

          (d)          Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Transaction Documents) and other contractual agreements or instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Transaction Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(e) To the extent any of the provisions of the other Transaction Documents are inconsistent with the terms of this Agreement, the provisions of this Agreement shall govern.

ARTICLE II
PURCHASE AND SALE OF CLASS A UNITS, PURCHASE PRICE ADJUSTMENTS,
AND TAX DISTRIBUTIONS

          2.1 Purchase of Purchased Units. For the consideration specified below in Section 2.2, on and subject to the terms and conditions of this Agreement, REX agrees to purchase from CFC, and CFC agrees to sell to REX free and clear of any Liens, the Purchased Units, such Purchased Units constituting a 51.0% voting membership interest in NuGen and all of the Class A Units owned by CFC.

          2.2 Purchase Price for Purchased Units. The purchase price (the “Purchase Price”) for the Purchased Units shall be $12,928,000, subject to adjustment as provided in Section 2.3 below. The Purchase Price shall be paid at Closing in cash by wire transfer of immediately available funds or such other method as is agreed to by REX and CFC.

          2.3 Purchase Price Adjustments. The Purchase Price shall be subject to adjustment as follows:

          (a)          The Purchase Price set forth in Section 2.2 reflects a deduction of $300,000, representing the May, June and July payments received or anticipated to be received by CFC pursuant to the Management Agreement dated June 25, 2009 between NuGen and CFC (the “Management Agreement”). Subject to the Purchase Price adjustments described in Section 7.5 below, if the Closing occurs subsequent to July 31, 2011, the Purchase Price shall be reduced by $100,000 for each additional elapsed month prior to the actual Closing for which CFC has received its $100,000 monthly payment under the Management Agreement.

          (b)          The Purchase Price set forth in Section 2.2 assumes that no additional REX Distributions (defined in the “Unit Purchase and Option Agreement”) pursuant to Section 2.2(a)(2) of the Unit Purchase and Option Agreement dated June 30, 2010 between REX and CFC (the “Unit Purchase and Option Agreement”) are made prior to a July 31, 2011 Closing. At Closing, the Purchase Price shall be reduced by the amount of any additional REX Distributions paid to CFC prior to Closing. REX shall have no further obligation to assign or pay CFC any REX Distributions pursuant to Section 2.2(a)(2) of the Unit Purchase and Option Agreement from and after the Closing.

          (c)          REX has an option (the “Option”), granted pursuant to Section 2.3 of the Unit Purchase and Option Agreement, to acquire a sufficient number of additional Class A Units from CFC which when combined with its other Class A Units will constitute a 51% equity and voting interest in NuGen on a fully diluted basis as of the date the Option is exercised. The Purchase Price shall be further reduced by any consideration paid by REX to CFC if REX exercises the Option. If REX exercises the Option, the number of Purchased Units sold pursuant to Section 2.1 shall be reduced by the Option Units so purchased. The Option shall be cancelled to the extent it has not been exercised by REX as of the Closing.

          2.4 Tax Distributions from NuGen. CFC hereby agrees to waive its right to receive any further Tax Distributions (as defined in the Revolving Loan and Term Loan) otherwise due CFC from NuGen, and REX hereby agrees to waive, and cause NuGen to waive, their respective rights to require CFC to reimburse any excess Tax Distribution that may otherwise be calculated as being owed by CFC. In the event Dougherty or the participating banks under the Term Loan or Revolving Loan, or their assigns, make a valid claim against CFC for reimbursement of Tax Distributions received for NuGen’s fiscal year ending July 31, 2011, REX agrees to pay the amount of such tax distribution on behalf of CFC. In the event Closing does not occur, the waivers herein granted shall immediately be null and void, and of no further effect, the intent of the parties that all rights and obligations relating to Tax Distributions shall be reinstated as if the waiver had never been granted.

          2.5 Operating Agreement. Concurrent with the closing of the purchase of the Purchase Units, REX shall cause NuGen to enter into the Fourth Amended and Restated Limited Liability Company Agreement in the form attached hereto as Exhibit A (the “Fourth Amended Operating Agreement”). The attached Fourth Amended Operating Agreement shall supersede and replace any prior operating agreements of NuGen, including the Third Amended and Restated Limited Liability Company Agreement dated as of July 2, 2009 (the “Operating Agreement”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING CFC

          To induce REX to close the transactions contemplated in this Agreement, CFC represents and warrants to REX that except as may be set forth in particularity and in detail on the disclosure schedules attached to this Agreement and dated the same date as this Agreement (the “Disclosure Schedules”), which shall be arranged in paragraphs corresponding to the numbered paragraphs in this Article III (provided, however, that each disclosure set forth in the Disclosure Schedule shall not be deemed to refer to any other section other than (i) the specific section or sections referenced in such disclosure and (ii) any other sections where the applicability of the disclosed matter or circumstance to the representation or warranty in question is reasonably obvious), the following statements are true and correct as of the Closing and each shall survive the execution and delivery of this Agreement:

          3.1 Organization and Name. CFC is a cooperative duly organized, existing and in good standing under the laws of the State of South Dakota, with full and adequate power to carry on and conduct its business as presently conducted. CFC is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities require such qualification or licensing, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect. The exact legal name of CFC is as set forth in the first paragraph of this instrument.

          3.2 Authorization. CFC has full right, power and authority to enter into this Agreement, and the other Transaction Documents as provided herein and to perform all of its duties and obligations under this Agreement and the other Transaction Documents. The execution and delivery of this Agreement and the other Transaction Documents will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or of the articles of incorporation of CFC. All necessary and appropriate action has been taken on the part of CFC to authorize the execution and delivery of this Agreement and the other Transaction Documents.

          3.3 Validity and Binding Nature. This Agreement and the other Transaction Documents are the legal, valid and binding obligations of CFC, enforceable against CFC in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

          3.4 Consent; Absence of Breach. To the actual knowledge of Steve Domm and Brent Edwards (the “CFC Representatives”) after reasonable inquiry and investigation (the “Knowledge Qualifier”), the execution, delivery and performance of this Agreement, and the other Transaction Documents, and the transactions hereunder and thereunder, do not and will not (a) except as disclosed on Schedule 3.4(a), require any consent, approval, authorization of, or filings with, notice to or other act by or in respect of, any governmental authority or any other Person (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of law or any applicable regulation, order, writ, injunction or decree of any court or governmental authority, (ii) the articles of incorporation of CFC, or (iii) any material agreement, indenture, permit instrument or other document, or any judgment, order or decree, which is binding upon CFC or any of its properties or assets, or (c) require, or result in, the creation or imposition of any Lien on any asset of CFC.

          3.5 Ownership of Purchased Units; Liens. CFC is the sole owner of the Purchased Units, which are duly and validly issued, fully paid and non-assessable and, at or prior to Closing, will be free and clear of all Liens, charges and claims. The 51,051 Class A Units comprising the Purchased Units constitutes all of the Class A Units owned by CFC. In the event REX exercises the Option, immediately prior to the closing of the purchase of the Option Units, CFC will be the sole owner of the Option Units, which will be duly and validly issued, fully paid and non-assessable and will be free and clear of all Liens, charges and claims.

          3.6 Brokers’ Fees. CFC does not have any liability or obligation to pay any commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, or to the extent CFC has any such liability, CFC shall satisfy its obligations thereto and REX will have no liability with respect thereto.

          3.7 Sale or Transfer of Purchased Units. Since June 10, 2011, CFC has not entered into an agreement or conducted discussions with other prospective purchasers of the Purchased Units.

          3.8 Complete Information. Subject to and qualified by the Knowledge Qualifier, all financial statements, schedules, certificates, confirmations, agreements, contracts, and other materials and information heretofore or contemporaneously herewith furnished in writing by NuGen or CFC to REX for purposes of, or in connection with, this Agreement and the transactions contemplated thereby are true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by REX that any projections and forecasts provided by NuGen or CFC are based on good faith estimates and assumptions believed to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

          3.9 Compliance With Unit Purchase and Option Agreement. CFC is in full compliance with its obligations under the Unit Purchase and Option Agreement and acknowledges it has received all REX Distributions required to be paid by REX over to CFC under the Unit Purchase and Option Agreement as of the date of this Agreement and again as of Closing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING NUGEN

          To induce REX to close the transactions contemplated in this Agreement, CFC, as the holder of a majority of the voting units of NuGen, subject to and qualified by the Knowledge Qualifier, and after reasonable inquiry of NuGen’s CEO (Aaron Riedell) and CFO (Loren Johnson) (the “NuGen Representatives”), and in reliance thereon, represents and warrants to REX that, except as may be set forth in particularity and in detail the Disclosure Schedules, which shall be arranged in paragraphs corresponding to the numbered paragraphs in this Article IV (provided, however, that each disclosure set forth in the Disclosure Schedule shall not be deemed to refer to any other section other than (i) the specific section or sections referenced in such disclosure and (ii) any other sections where the applicability of the disclosed matter or circumstance to the representation or warranty in question is reasonably obvious), the following statements are true and correct as of the Closing and each shall survive the execution and delivery of this Agreement:

          4.1 NuGen Organization and Name. NuGen is a limited liability company duly organized, existing and in good standing under the laws of the State of South Dakota, with full and adequate power to carry on and conduct its business as presently conducted. NuGen is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities require such qualification or licensing, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect. The exact legal name of NuGen is as set forth in the first paragraph of this instrument, and NuGen currently does not conduct, nor has it during the last five (5) years conducted, business under any other name or trade name.

          4.2 Consent; Absence of Breach. The execution, delivery and performance of this Agreement and the other Transaction Documents, and the transactions hereunder and thereunder, do not and will not, except as disclosed on Schedule 4.2 (a) require any consent, approval, authorization of, or filings with, notice to or other act by or in respect of, any governmental authority or any other Person (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of law or any applicable regulation, order, writ, injunction or decree of any court or governmental authority, (ii) the articles of organization of NuGen, or (iii) any agreement, indenture, instrument, permit or other document, or any judgment, order or decree, which is binding upon NuGen or any of its properties or assets, or (c) require, or result in, the creation or imposition of any Lien on any asset of NuGen.

          4.3 Capitalization. The following provisions of this Section 4.3 are true and correct as of the Closing and each shall survive the execution and delivery of this Agreement:

          (a)          As of the date set forth above, the capitalization of NuGen is set forth in Schedule 4.3, Part I (the “Pre-Closing Capitalization Table”). The Pre-Closing Capitalization Table includes a true and complete accounting of the capitalization of NuGen, including all units of NuGen and other equity securities (and other rights, options or securities convertible into or exercisable or exchangeable for equity securities) that are authorized, issued, outstanding or reserved for future issuance.

          (b)          All of the presently outstanding equity securities have been duly and validly issued (including, without limitation, issued in compliance with all applicable securities laws) and are fully-paid and nonassessable. To the actual knowledge of the CFC Representatives without independent inquiry, (i) all of the presently outstanding equity securities are owned free and clear of any proxy, voting agreement, voting trust or similar agreement, and (ii) no equity security has been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any of NuGen’s members or any other Person.

          (c)          There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or member agreements, or agreements or understandings of any kind for the purchase or acquisition from NuGen of any of its securities or under which NuGen is obligated to repurchase or redeem any of its securities. To the actual knowledge of the CFC Representatives without independent inquiry, no member of NuGen has granted or provided any other person (through an oral or written agreement) a right or option to purchase or acquire from such member any interest of any kind in any securities of NuGen in which such member has an interest (whether of record or equitable).

          (d)          No agreement or understanding between NuGen and any holder of any equity securities, options or other rights to purchase equity securities from NuGen provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of any merger, consolidated sale of stock or assets, change in control or any other transaction(s) by NuGen.

          (e)          After the Closing and transfer to REX of the Purchased Units described in this Agreement, the capitalization of NuGen will be as set forth in Schedule 4.3, Part II (the “Post-Closing Capitalization Table”). The Post-Closing Capitalization Table reflects that after Closing, (i) REX shall own not less than a 100% voting interest and 97.55% economic interest in NuGen on a fully diluted basis; and (ii) the Class B Members (as defined in the Operating Agreement) will continue to own 2,658,369 Class B Units, representing a 2.45% equity ownership interest in NuGen.

          4.4 Ownership of Properties; Liens. Except for NuGen’s interest as a licensee under (i) the ICM License Agreement (as defined in the Term Loan), and (ii) certain software license agreements, NuGen is the sole owner of all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like), other than Permitted Liens.

          4.5 Intellectual Property. NuGen owns and possesses or has a license or other right to use all Intellectual Property, as are necessary for the conduct of the businesses of NuGen, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect upon NuGen, and no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property nor does NuGen know of any valid basis for any such claim.

          4.6 Financial Statements. (a) All financial statements of NuGen submitted to REX have been prepared at NuGen’s request by Christianson & Associates in accordance with sound accounting practices and GAAP on a basis, except as otherwise noted therein, and present fairly the financial condition of NuGen and the results of the operations for NuGen as of such date and for the periods indicated, and (b) since July 31, 2010 (the date of the most recent audited financial statement submitted by NuGen to REX), there has been no change in the financial condition or in the assets or liabilities of NuGen having a Material Adverse Effect on NuGen.

          4.7 Litigation and Contingent Liabilities. Except as set forth on Schedule 4.7, there is no litigation, arbitration proceeding, demand, charge, claim, petition or governmental investigation or proceeding pending, or threatened, against NuGen, which, if adversely determined, might reasonably be expected to have a Material Adverse Effect upon NuGen. NuGen has no material guarantee obligations, contingent liabilities, liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not fully-reflected or fully reserved for in the most recent audited financial statements delivered to REX or fully-reflected or fully reserved for in the most recent quarterly financial statements delivered to REX.

          4.8 Event of Default. CFC has no knowledge of the existence of any event of default, and NuGen has received no notice of any default (without regard to grace or cure periods) under any other contract or agreement to which it is a party, including, without limitation, the Revolving Loan and the Term Loan.

          4.9 Adverse Circumstances. Other than as disclosed on Schedule 4.9, no condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding (or threatened litigation or proceeding) exists which would have a Material Adverse Effect upon NuGen.

          4.10 Environmental Laws and Hazardous Substances. The representations and statements set forth in this Section 4.10 are qualified by reference to the items disclosed on Schedule 4.10 of this Agreement. NuGen has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Substances, on or off any of the premises of NuGen (whether or not owned by it) in any manner which at any time violates any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder. NuGen has complied in all material respects with all Environmental Laws and has obtained all licenses, permits certificates, approvals and similar authorizations thereunder. There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or, to the best of NuGen’s knowledge, threatened, and NuGen shall immediately notify REX upon becoming aware of any such investigation, proceeding, complaint, order, directive, claim, citation or notice, and shall take prompt and appropriate actions to respond thereto, with respect to any non-compliance with, or violation of, the requirements of any Environmental Law by NuGen or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material or any other environmental, health or safety matter, which affects NuGen or its business, operations or assets or any properties at which NuGen has transported, stored or disposed of any Hazardous Substances. NuGen has no material liability, contingent or otherwise, in connection with a release, spill or discharge, threatened or actual, of any Hazardous Substances or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material.

          4.11 Solvency. Based upon the continuing accuracy of the financial statements prepared by NuGen and reviewed by Christianson & Associates, as of the date hereof, NuGen is Solvent, and (a) NuGen is able to realize upon its assets and pay its debts and other liabilities (including disputed contingent and unliquidated liabilities) as they mature in the normal course of business, (b) NuGen does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (e) NuGen is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

          4.12 ERISA.

          (a)          Neither NuGen nor any ERISA Affiliate as of the date hereof (i) maintains, contributes to or has any liability to contribute to any Pension Plan or has within the preceding five years made or accrued such contributions or had such liability, (ii) contributes to or has any liability to contribute to any Multiemployer Plan or has within the preceding five years made or accrued such contributions or had such liability or (iii) provides or has any material liability to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the IRC or applicable state law).

          (b)          Except as disclosed on Schedule 4.12, neither NuGen nor any ERISA Affiliate (i) has knowledge that NuGen or the ERISA Affiliate is not in material compliance with the requirements of ERISA, the IRC, or state law with respect to any

Employee Benefit Plan, (ii) has knowledge that a Reportable Event occurred or continues to exist in connection with any Pension Plan, or (iii) sponsors an Employee Benefit Plan that it intends to maintain as qualified under the IRC that is not so qualified, and no fact or circumstance exists which may have a material adverse effect on such Employee Benefit Plan’s tax qualified status.

          (c)          Except as, in the aggregate, does not have a Material Adverse Effect, neither NuGen nor any ERISA Affiliate has liability for any (i) accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC) under any Pension Plan, whether or not waived, (ii) withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan under Section 4201 or 4243 of ERISA, or (iii) event or circumstance which could result in financial obligation to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Employee Benefit Plan (other than routine claims for benefits under the Employee Benefit Plan).

          4.13 Labor Relations. Except as could not reasonably be expected to have a Material Adverse Effect, (i) there are no strikes, lockouts or other labor disputes against NuGen or threatened, (ii) hours worked by and payment made to employees of NuGen have not been in violation of the Fair Labor Standards Act, as amended, or any other applicable law, and (ii) no unfair labor practice complaint is pending against NuGen or threatened before any governmental authority.

          4.14 Taxes. As of the date hereof, NuGen has timely filed all tax returns and reports required by law to have been filed by it and has paid all taxes, governmental charges and assessments due and payable with respect to such returns, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books, are insured against or bonded over to the satisfaction of REX, and the contesting of such payment does not create a Lien on the Purchased Units which is not a Permitted Lien. There is no controversy or objection pending or threatened in respect of any tax returns of NuGen. NuGen has made adequate reserves on its books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable.

          4.15 Governmental Regulation. NuGen is not, or after giving effect to this Agreement and the other Transaction Documents, will not be, subject to regulation under the Federal Power Act, the ICC Termination Act of 1995 or the Investment Company Act of 1940, each as amended from time to time, or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

          4.16 Place of Business. The principal place of business and books and records of NuGen are located at 27283 447th Avenue, Marion, South Dakota.

          4.17 Brokers’ Fees. NuGen does not have any liability or obligation to pay any commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

          4.18 Permits. NuGen has in full force and effect all necessary governmental permits and approvals in order to operate its business in accordance with applicable law. Schedule 4.18 contains a true, complete and correct list of all permits that NuGen currently holds, and NuGen is in compliance with all terms of such permits. No investigation or review by any governmental entity with respect to NuGen or the permits is pending, or, to the knowledge of NuGen, threatened.

          4.19 Sale or Transfer of Assets; Capitalization. Since June 30, 2010, NuGen has not (i) entered into an agreement with other prospective purchasers of the equity and/or assets of NuGen, (ii) become a party to a merger, business combination or consolidation, or completed the sale of all or substantially all of NuGen’s assets or other sale of assets outside of the ordinary course of business, (iii) liquidated, dissolved or recapitalized NuGen, (iv) made changes to NuGen’s Operating Agreement, Articles of Organization or other constituent documents, or (v) engaged in any businesses other than the businesses in which it is presently engaged. Since June 10, 2011, NuGen has not made any changes to NuGen’s capitalization or paid any dividends or other distributions (other than “Make-Up Consideration” under the Revolving Loan and/or Term Loan) to its members. CFC agrees to, and will cause NuGen to, not do any of the foregoing from the date hereof through the Closing. CFC has delivered to REX a true, correct and complete copy of the Operating Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF REX

          To induce CFC to close the transactions contemplated in this Agreement, REX makes the following representations and warranties to CFC, each of which shall survive the execution and delivery of this Agreement:

          5.1 Organization and Name. REX is a limited liability company duly organized, existing and in good standing under the laws of the State of South Dakota, with full and adequate power to carry on and conduct its businesses presently conducted. The exact legal name of REX is as set forth in the first paragraph of this Agreement.

          5.2 Authorization. REX has full right, power and authority to enter into this Agreement and the other Transaction Documents and to perform all of its duties and obligations under this Agreement and the other Transaction Documents. The execution and delivery of this Agreement and the other Transaction Documents will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or of the articles of organization of REX. All necessary and appropriate action has been taken on the part of REX to authorize the execution and delivery of this Agreement and any other documents or instruments related thereto.

          5.3 Validity and Binding Nature. This Agreement and the other Transaction Documents are the legal, valid and binding obligations of REX, enforceable against REX in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

          5.4 Consent; Absence of Breach. The execution, delivery and performance of this Agreement and the other Transaction Documents, and the transactions hereunder and thereunder, do not and will not (a) require any consent, approval, authorization of, or filings with, notice to or other act by or in respect of, any governmental authority or any other Person (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of law or any applicable regulation, order, writ, injunction or decree of any court or governmental authority, (ii) the articles of organization of REX, or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon REX or any of its properties or assets, or (c) require, or result in, the creation or imposition of any Lien on any asset of REX.

          5.5 Minority Units. REX is the owner of the Minority Units and has not taken any action (or omitted to take any action) with regard to such Minority Units that would make any representation set forth in Section 4.3 above untrue or incorrect as of the Closing, and this representation shall survive the Closing.

          5.6 Compliance With Unit Purchase and Option Agreement. REX is in full compliance with its obligations under the Unit Purchase and Option Agreement including without limitation its obligations to pay to CFC all REX Distributions as of the date of this Agreement and again as of Closing.

          5.7 Brokers’ Fees. REX does not have any liability or obligation to pay any commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, or to the extent REX has any such liability, REX shall satisfy its obligations thereto and CFC will have no liability with respect thereto.

          5.8 Volatile Nature of Ethanol Industry. (a) REX and its owners are experienced investors in, and owners of, multiple ethanol production facilities, and as such, acknowledge and understand the risks and volatility inherent in the ethanol industry; and (b) REX, as a current significant Unit owner in NuGen with representatives on NuGen’s Board of Managers, Risk Committee and Executive Committee, is aware of the operational and commodity risks and volatility inherent in the operation of NuGen’s ethanol production facility.

          5.9 Complete Information. To the best of the knowledge of Zafar Rizvi after reasonable inquiry and investigation, all NuGen financial statements, schedules, certificates, confirmations, agreements, contracts, and other materials and information heretofore or contemporaneously herewith furnished in writing to REX by NuGen or CFC for purposes of, or in connection with, this Agreement and the transactions contemplated thereby are true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made

ARTICLE VI
COVENANTS

          6.1 Further Assurances. Each Party shall cooperate with the other, take such further action, and execute and deliver such further documents, as may be reasonably requested by any other Party to give effect to the transactions contemplated in this Agreement and any other Transaction Documents.

          6.2 Inconsistent Agreements. Except as contemplated in Section 6.7 below, no Party shall enter into any other agreement containing any provision which would be violated or breached by any transaction described in this Agreement and any other Transaction Documents.

          6.3 Access to Information. From and after the Closing, REX will be entitled, and CFC will not object, to access of all documents, books, records (including tax records), agreements, and financial data of any sort relating to the operations of NuGen prior to and after the Closing.

          6.4 Fiscal Year. REX intends that upon the closing of the purchase of the Purchased Units, as soon as practicable upon receipt of necessary consent from Dougherty, NuGen’s fiscal year shall be amended to be January 1 - December 31, which designation shall also be included in the Fourth Amended Operating Agreement.

          6.5 Consents and/or Waivers. Each Party hereto hereby agrees to take such further action, execute such additional documents and use commercially reasonable efforts, as necessary, after Closing to assist the other Parties hereto in obtaining any third party consents and/or waivers required (if any) in connection with the transactions contemplated by the provisions of this Agreement.

          6.6 Section 754 Election. CFC agrees that it will not object to NuGen making an Election under Section 754 of the Internal Revenue Code for its tax year that includes the effective date of this Agreement.

          6.7 New Business or Investment. CFC agrees to, and will cause NuGen to, not pursue new business or investment opportunities other than the ongoing NuGen projects relating to a grain conveyance system, potential amendments to the ethanol marketing agreement and investigation as to a corn oil extraction system. Any contracts entered into on such matters prior to Closing shall require REX’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, until (i) closing of the transactions contemplated by this Agreement or (ii) the Parties agree to terminate that certain letter agreement between them dated June 21, 2011.

          6.8 Corn Procurement Agreement. REX and CFC agree that the Corn Procurement Agreement between NuGen and Fremar, LLC shall remain in effect under its current terms until Closing. The parties acknowledge that current discussions are being held regarding specific changes to the Corn Procurement Agreement, which changes have been mutually agreed to by REX and CFC and their mutual understandings of such changes are set forth in the email communications attached hereto and incorporated herein as Schedule 6.8 (collectively the Corn

Agreement Amendments”). CFC agrees to use its best efforts to obtain Fremar, LLC’s approval to the Corn Agreement Amendments as soon as practicable and in any event on or prior to Closing hereunder.

ARTICLE VII
CLOSING; CLOSING DOCUMENTS

          7.1 Closing. The consummation of the purchase and sale of the Purchased Units (the “Closing”) will take place within 15 days of the satisfaction of all conditions to closing having been either satisfied or waived by the Party entitled to waive the same, but in all events on or before July 31, 2011 (the “Closing Date”), subject to extension as provided in Section 7.5. Notwithstanding the foregoing, the purchase and sale of the Purchased Units shall be deemed, and CFC’s incidents of ownership thereof terminated, effective close of business on July 31, 2011 (the “Effective Date”); all incidents of ownership for REX shall be effective as of August 1, 2011.

          7.2 Conditions Precedent to REX’s Obligations. The obligation of REX to purchase the Purchased Units from CFC shall be subject to fulfillment or waiver in writing by REX at or prior to the Closing of each of the following conditions:

(a) At the Closing, CFC shall deliver to REX all of the following, each to be satisfactory in form and content to REX in its sole but reasonable discretion:

(1) The Purchased Units by duly executed assignment.

(2) Evidence of the release of all Liens that encumber the Purchased Units reasonably satisfactory to REX and its counsel.

(3) Evidence of termination or assignment of the Management Agreement.

(4) NuGen shall deliver to REX a duly executed Fourth Amended and Restated Operating Agreement in the form attached hereto as Exhibit A.

              (5)          A secretary certificate which certifies and attaches (i) a true and complete copy of CFC’s articles of incorporation, (ii) a true and complete copy of the resolution adopted by CFC’s Board of Directors authorizing the transactions contemplated by this Agreement, and (iii) a certificate of good standing for CFC for the state in which CFC is organized and for each state in which CFC is qualified to do business;

(6) Such other certificates, documents and instruments that REX or its counsel may reasonably request in order to consummate the transactions contemplated by this Agreement.

          (7)          A written opinion of counsel for NuGen dated as of Closing as to the matters set forth in Sections 4.1, 4.2, 4.3 and 4.7, and any other legal memoranda mutually agreed to by legal counsel of the Parties.

(8) If the Option is exercised, evidence of the release of all Liens that encumber the Option Units reasonably satisfactory to REX and its counsel.

(b) At the Closing, the following shall be delivered to REX, each to be satisfactory in form and content to REX in its sole discretion:

(1) Evidence of compliance with NuGen’s unit transfer policy in connection with the transfer of the Purchased Units to REX as reasonably satisfactory to REX and its counsel.

          (2)          A secretary certificate which certifies and attaches (i) a true and complete copy of NuGen’s articles of organization, (ii) a true and complete copy of the resolution adopted by NuGen’s Board of Managers authorizing the transactions contemplated by this Agreement, and (iii) a certificate of good standing for NuGen for the state in which NuGen is organized and for each state in which NuGen is qualified to do business.

          (3)          As soon as practicable but no later than September 30, 2011, audited financial statements of NuGen as of such dates and for such periods, prepared by Christianson & Associates, required for compliance with applicable rules and regulations of the Securities and Exchange Commission.

(c) At or prior to the Closing, the following shall have occurred:

            (1)          Dougherty shall have consented to: (i) the purchase and sale of the Purchased Units by REX from CFC as provided in Section 2.1, and/or otherwise fully waived any claim to invoke the Change of Control provisions as set forth in Section 12.13 of the Term Loan; and (ii) all Rex required changes to the Dougherty Term Loan and Revolving Loan Agreements, said REX required changes to be consistent with and reflecting the material terms set forth in the Term Sheet dated June 29, 2011, between NuGen and Dougherty, and REX will use its best efforts to cause such condition to be satisfied as soon as practicable; and (iii) any other necessary consents or waivers having been obtained with respect thereto to the sole satisfaction of REX.

(d) There having been no material adverse change in the prospects of NuGen from the date hereof to the Closing as determined by REX in its sole and absolute discretion.

(e) The approval by Fremar of the Corn Agreement Amendments and the incorporation into and execution of such Corn Agreement Amendments into the Corn Procurement Agreement.

          7.3 Conditions Precedent to CFC’s Obligations. The obligation of CFC to sell the Purchased Units to REX shall be subject to fulfillment or waiver in writing by CFC at or prior to the Closing of each of the following conditions:

(a) REX shall pay to CFC the Purchase Price set forth in Section 2.2, as adjusted pursuant to Section 2.3, for the Purchased Units.

(b) At the Closing, REX shall deliver to CFC all of the following, each to be satisfactory in form and content to CFC in its sole discretion:

             (1)           A secretary certificate which certifies and attaches (i) a true and complete copy of REX’s articles of organization, (ii) a true and complete copy of the resolution adopted by REX’s Board of Managers authorizing the transactions contemplated by this Agreement, and (iii) a certificate of good standing for REX for the state in which REX is organized.

(2) Such other certificates, documents and instruments that CFC or its counsel may reasonably request in order to consummate the transactions contemplated by this Agreement.

7.4 Termination. Subject to Section 7.5, this Agreement may be terminated prior to the occurrence of the Closing as follows:

          (a)          By REX by delivery of written notice to CFC if the conditions for Closing set forth in Section 7.2 have not been satisfied by July 31, 2011, provided that REX in good faith has used commercially reasonable efforts to cause the conditions set forth in Section 7.3 to be met.

          (b)          By CFC by delivery of written notice to REX if the conditions for Closing set forth in Section 7.3 have not been satisfied by July 31, 2011, provided that CFC in good faith has used commercially reasonable efforts to cause the conditions set forth in Section 7.2 to be met.

7.5 Closing Date Extension. The Closing Date may be extended beyond July 31, 2011 as follows, but shall be deemed effective as of the Effective Date:

(a) The Parties, by mutual written consent, may extend the Closing Date until September 30, 2011.

          (b)          If the only unsatisfied condition for Closing is Section 7.2(c), REX may extend the Closing Date for two additional 30 day periods for the purpose of obtaining Dougherty’s consent (each referred to herein as an “Extension Period,” and the actual date during the Extension Period on which the Section 7.2(C) condition is satisfied shall be referred to as the “Condition Satisfaction Date”). In such event, the Closing shall be deemed effective as of the Effective Date with all Purchase Price adjustments made effective as of that date.

          (c)          REX may further extend the Closing Date for a reasonable period of time, not to exceed 30 days beyond the Condition Satisfaction Date, and under no circumstances will such date be calculated to occur later than October 30, 2011, if necessary to ensure compliance with rules and regulations of the Securities and Exchange Commission. In such event, if CFC actually receives its $100,000 monthly fee under the Management Agreement for such extended month, then the Purchase Price shall be reduced by the sum of $50,000 for such extended month.

ARTICLE VIII
INDEMNIFICATION

          8.1 Indemnification by CFC. CFC agrees to indemnify, save, defend, and hold harmless REX and its affiliates and their successors and assigns (the “Other Indemnitees”) from and against, and to promptly reimburse REX and the Other Indemnitees for, all losses, liabilities, indebtedness, damages, actions, causes of action, debts, dues, judgments, penalties, fines, costs, obligations, taxes, expenses, and fees, including all reasonable attorneys’ fees and court costs (all of such losses, liabilities and other items being hereinafter collectively referred to as “Indemnified Liabilities”), paid or incurred by or asserted against REX or the Other Indemnitees, or NuGen resulting from, arising out of, relating to or caused by (a) the breach of any representation, warranty or covenant of CFC contained in this Agreement or any document or schedule referred to herein, or (b) the cost and expense of defending any action, demand, or claim by any third party (other than claims by any third party relating to the matters described on Schedule 4.2) against or affecting REX or NuGen, which if true or successful, would give rise to a breach of any of the representations, warranties, or covenants of CFC or would obligate REX or NuGen or cause REX or NuGen to be subject to any obligation, liability, or indebtedness referred to in the preceding clauses even if such action, demand, or claim ultimately proves to be untrue or unfounded.

          8.2 Indemnification by REX. REX agrees to indemnify, save, defend, and hold harmless CFC from and against, and promptly reimburse CFC for, all Indemnified Liabilities paid or incurred by or asserted against CFC or NuGen resulting from, arising out of, relating to or caused by (a) the breach of any representation, warranty, or covenant of REX contained in this Agreement or any agreement, document, or schedule referred to herein, or (b) the cost and expense of defending any action, demand, or claim by any third party against or affecting CFC or NuGen, which if true or successful, would give rise to a breach of any of the representations, warranties, or covenants of REX or would obligate CFC or NuGen or cause CFC or NuGen to be subject to any obligation, liability, or indebtedness referred to in the preceding clauses even if such action, demand, or claim ultimately proves to be untrue and unfounded.

          8.3 Limitations on Indemnifications and Warranties with Respect to Time. Any claim for indemnification or for breach of any representation or warranty arising under or out of this Agreement shall be delivered with reasonable specificity in writing delivered to the indemnitor within the following time limitations:

          (a)          CFC’s representations, warranties, and indemnities with respect to Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 4.1, Section 4.2, Section 4.3, Section 4.4, and Section 4.17 shall survive indefinitely.

(b) CFC’s representations, warranties, and indemnities with respect to Sections 4.12 and 4.14 shall survive for the applicable statute of limitations.

(c) CFC’s representations, warranties, and indemnities with respect to Section 4.10 shall survive for five years after the Closing.

(d) REX’s representations, warranties and indemnities with respect to Article V shall survive indefinitely.

          (e)          The Parties’ representations, warranties, and indemnities with respect to all other matters shall expire at the close of business occurring on the 18-month anniversary of the Closing except with respect to claims, whether liquidated or unliquidated, asserted prior thereto.

ARTICLE IX
MISCELLANEOUS

          9.1 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

          9.2 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

          9.3 Governing Law. It is the intention of the parties hereto that the laws of the State of South Dakota shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties.

          9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties and any purported assignment without such consent shall be void.

          9.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          9.7 Notices. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail (return receipt requested) with postage prepaid or (c) sent by next day, or overnight mail or nationally recognized courier, addressed as follows:

If to REX:

REX NuGen, LLC
Zafar Rizvi, President
2875 Needmore Road
Dayton, OH 45414
Telephone (937) 276-3931
zrizvi@rexamerican.com

with a copy to:

Dinsmore & Shohl LLP
10 Courthouse Plaza SW, Suite 1100
Dayton, Ohio 45402
Attn: Edward M. Kress, Esq.
Telephone (937) 449-2830
edward.kress@dinslaw.com

If to CFC:

Central Farmers Cooperative
44608 - 273rd Street
Marion, South Dakota 57043
Attention: Steve Domm

with a copy to:

Stoel Rives LLP
33 South Sixth Street, Suite 4200
Minneapolis, MN 55402
Attn: Kevin R. Prohaska, Esq.
Telephone (612) 373-8805
krprohaska@stoel.com

If to NuGen:

NuGen Energy, LLC
27283 - 447th Avenue
Marion, South Dakota 57043
Attention: Aaron Riedell

All such notices, requests, demands and other communications shall be deemed to have been received (w) if delivered personally, on the day delivered, (x) if mailed registered or certified mail (return receipt requested), on the next business day following the day on which the written receipt of such mail is signed and (y) if sent by next day or overnight mail or courier, on the day delivered. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

          9.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by REX and CFC. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

          9.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          9.10 Expenses. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. REX and CFC agree to each pay fifty percent (50%) of the costs and expenses (including Stoel Rives legal fees and expenses of NuGen for those fees relating to NuGen’s approval of the Term Sheet with Dougherty and its authorizing resolutions, but not including Stoel Rives fees related to the opinion requirement set forth in Section 7.2(a)(7), which shall be 100% paid by CFC) incurred by NuGen in connection with this Agreement and the transactions contemplated hereby, to the extent NuGen is prohibited by Dougherty from paying such expenses itself. REX agrees to pay 100% of the fees, costs and expenses incurred by it, Dougherty and/or NuGen related to the approvals and negotiations of the Dougherty loan amendments, NuGen’s operating agreement amendments, any amendments to the Corn Procurement Agreement, and any other amendments and/or documents requiring approval from Dougherty, and/or between Dougherty and NuGen in connection with the transactions contemplated by this Agreement, including without limitation, the costs and expenses relating to reimbursement to Dougherty for Oppenheimer’s legal fees in connection therewith.

          9.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

          9.12 Incorporation of Exhibits, Annexes, and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

          9.13 Survival. Except as the context otherwise requires and subject to the time limitations set forth herein, all covenants and agreements of the Parties shall survive the sale of the Purchased Units and the consummation of the transactions contemplated herein or the termination of this Agreement.

* * * * *

          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

REX:

REX NUGEN, LLC

By:	/s/ Zafar Rizvi

Zafar Rizvi, President

CFC:

CENTRAL FARMERS COOPERATIVE

By:	/s/ Steve Domm

Steve Domm
Its: General Manager

[REX NuGen, LLC LETTERHEAD]

July 26, 2011

Central Farmers Cooperative
44608 – 273rd Street
Marion, SD 57043
Attention:        Steve Domm

Re: Unit Purchase Agreement – extension beyond July 31, 2011 to close

Dear Steve,

Reference is made to the Unit Purchase Agreement (“UPA”) dated as of July 25, 2011, between REX NuGen, LLC (“REX”) and Central Farmers Cooperative (“CFC”). Terms not defined herein have the meanings given them in the UPA. Section 7.1 of the UPA provides that the Closing Date is July 31, 2011 subject to extension as provided in Section 7.5. The parties acknowledge that Closing is subject to conditions to be satisfied or waived in accordance with Sections 7.2 and 7.3, among them the consent by Dougherty pursuant to Section 7.2(c)(1) (“herein the Dougherty Consent”) and the approval by Fremar of the Corn Agreement Amendments pursuant to Section 7.2(e) (herein the “Fremar Approval”).

Section 7.5 provides that REX may extend the Closing for up to two 30-day Extension Periods if the Dougherty Consent is the only unsatisfied condition. REX hereby requests an extension of the Closing Date for one 30-day Extension Period and agrees to continue to diligently pursue satisfaction of the Dougherty Consent condition as soon as practicable. While the Dougherty Consent is not the only unsatisfied condition, CFC acknowledges that it is in its best interest to consent to REX’s request and hereby grants one 30-day Extension Period which will terminate on the earlier of the Condition Satisfaction Date and August 31, 2011; provided that the Fremar Approval must also be satisfied prior to Closing under the terms of the UPA. Nothing herein is intended to grant any additional Extension Periods but the parties acknowledge and agree that each of CFC and REX shall continue to pursue the satisfaction or waiver of any conditions precedent to Closing which are intended for their respective benefits so that the Closing under the UPA can occur as soon as practicable, as the same may be extended under the UPA, and in any event not later than the latest date set forth in the UPA.

Sincerely,

REX NuGen, LLC

By:	/s/ Zafar Rizvi

Zafar Rizvi, President
*********************************************************

ACKNOWLEDGED AND AGREED ON JULY 26, 2011:

Central Farmers Cooperative

By:	/s/ Steve Domm

Steve Domm, General Manager

REX NuGen, LLC
2875 Needmore Road
Dayton, Ohio 45414

August 29, 2011

Central Farmers Cooperative
44608 – 273rd Street
Marion, SD 57043
Attention:        Steve Domm

            Re: Unit Purchase Agreement – Second Extension and Amendment

Dear Steve:

Reference is made to the Unit Purchase Agreement dated as of July 25, 2011 (as extended, amended and modified by letter amendment dated July 26, 2011, the “UPA”), between REX NuGen, LLC (“REX”) and Central Farmers Cooperative (“CFC”). Terms not defined herein have the meanings given them in the UPA. Section 7.1 of the UPA provides that the Closing Date is July 31, 2011 subject to extension as provided in Section 7.5. The parties acknowledge that Closing is subject to conditions to be satisfied or waived in accordance with Sections 7.2 and 7.3, including without limitation: (i) the consent by Dougherty pursuant to Section 7.2(c)(1) (herein the “Dougherty Consent”); and (ii) the approval by Fremar of the Corn Agreement Amendments pursuant to Section 7.2(e) (herein the “Fremar Approval”).

Pursuant to Section 7.5, the Parties currently can extend the Closing Date until September 30, 2011. REX hereby requests an amendment to the provisions for Closing, by amendments to the appropriate Sections of the UPA, so as to provide that the Closing Date shall be on the earlier of: (i) December 31, 2011; or (ii) upon closing of a financing with a third party lender in lieu of the required Dougherty Consent as required pursuant to Section 7.2 (c). REX hereby continues, in good faith, to pursue both the Doughtery Consent condition, and/or new financing with First National Bank of Omaha (or another lender), as soon as possible, but in all events on or before the Closing Date.

The Amendments to the UPA, shall be as follows:

(i)	The Closing Date set forth in Section 7.1 shall be amended to read “on or before December 31, 2011 (the “Closing Date”)”.

(ii)	Section 7.2(c) of the UPA shall be amended as follows:

(a) The preamble shall now read “At or prior to Closing, either one or the other of the conditions at Sections 7.2(c)(1) or 7.2(c)(2) shall have occurred:”

1

(b) A new subparagraph (c) (2) shall be added to read as follows:

REX shall have obtained an executed conditional commitment letter to refinance the existing debt due pursuant to the Doughtery Term Loan and Revolving Loan Agreements, with a closing no later than December 31, 2011; provided however, if REX shall abandon or terminate a refinancing as contemplated hereby, then in such case, REX shall have elected to either (A) satisfy or obtain a waiver of the conditions at Section 7.2(c)(1) as quickly as reasonably practicable, or (B) exercise its right to terminate this Agreement in accordance with the terms and obligations set forth under Section 7.4(a).

(iii)	Sections 7.4(a) and 7.4(b) shall each be amended to read as follows:

          (a)          By REX by delivery of written notice to CFC if the conditions for Closing set forth in Section 7.2 have not been satisfied by December 31, 2011, provided that REX in good faith has used commercially reasonable efforts to cause the conditions set forth in Sections 7.2(c) and 7.3 to be met.

          (b)          By CFC by delivery of written notice to REX if the conditions for Closing set forth in Section 7.3 have not been satisfied by December 31, 2011, provided that CFC in good faith has used commercially reasonable efforts to cause the conditions set forth in Section 7.2 to be met.

(iv)	Section 7.5 (a) shall hereby be amended to read as follows:

The Parties agree that the Closing Date shall be extended to the earlier of December 31, 2011, or upon a closing of a new financing with First National Bank of Omaha or another lender to provide funding to repay the Dougherty existing debt.

(v)

Section 7.5(c) shall be amended (A) such that the outside date of October 30, 2011 shall hereafter be December 31, 2011; and (B) so that the last sentence of said Section 7.5(c) shall read as follows: “In the event of such further extension by REX, if CFC actually receives its $100,000 monthly management fee under the Management Agreement for such extended 30 day period, then the Purchase Price shall be reduced by the sum of $50,000 as consideration for CFC’s October management fee, but there will be no further reduction to the Purchase Price for any management fees received by CFC for any months after October 2011.”

(vi)

Schedule 4.2 is amended by adding the following sentence at the end of said Schedule: “The parties acknowledge that in the event a refinancing occurs in connection with the Closing hereunder, as contemplated by Section 7.2(c)(2), then the forgoing consent by Dougherty Funding shall no longer be required.”

          While the Dougherty Consent and/or a new financing with First National Bank of Omaha

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(or another lender) is not the only unsatisfied condition, each party acknowledges that it is in its respective best interest to consent to the amendments set forth herein; provided, the parties acknowledge that the Fremar Approval must also be satisfied prior to Closing under the terms of the UPA.

          The intent is to grant an extension of the Closing Date to a date no later than December 31, 2011, but the parties acknowledge and agree that each of CFC and REX shall continue to pursue the satisfaction or waiver of any conditions precedent to Closing, which are intended for their respective benefits so that the Closing of the UPA can occur as soon as practicable, as the same may be extended under the UPA, and in any event not later than December 31, 2011.

          Execution of this letter shall be deemed an amendment to the UPA and the authorized act of each party

Sincerely,

REX NuGen, LLC

By:	/s/ Zafar Rizvi

Zafar Rizvi, President

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ACKNOWLEDGED AND AGREED ON August 30, 2011:

Central Farmers Cooperative

By:	/s/ Steve Domm

Steve Domm, General Manager

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